Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law 5 Park Plaza, Suite 1400 Irvine, CA 92614-2545 949.622.2700 telephone troutmansanders.com

December 5, 2012

SQN AIF IV, L.P.
c/o SQN AIF IV GP, LLC
110 William Street, 26th Floor
New York, New York 10038

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to SQN AIF IV, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration of up to 200,000 limited partnership units (the “Units”) covered by a Registration Statement on Form S-1 (File No. 333-184550, including all amendments thereto, are collectively referred to as the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). This opinion letter is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion, including, without limitation, the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Amended and Restated Agreement of Limited Partnership of the Partnership attached to such prospectus as Appendix A (the “Partnership Agreement”) and the form of Subscription Agreement attached to such prospectus as Appendix C (the “Subscription Agreement”)) as filed with the SEC. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that the Units, when issued and sold in accordance with the Partnership Agreement, the Subscription Agreement and the Registration Statement, at the time it becomes effective with the Commission, will be validly issued, fully paid and nonassessable.

This opinion letter is based as to matters of law solely upon the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Section 17-101, et seq., and we express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP

TROUTMAN SANDERS LLP